For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Chief Financial Officer	Vice President
Chico’s FAS, Inc.	Investor and Community Relations
(239) 274-4105	Chico’s FAS, Inc.
(239) 274-4797
Chico’s FAS, Inc. Reports Record December Sales
•	December Sales Up 34.3% Over December Last Year

•	December Comparable Store Sales Increase 16.4%
     Fort Myers, FL — January 5, 2006 — Chico’s FAS, Inc. (NYSE: CHS) today reported December sales results for the five-week period ended December 31, 2005, increased 34.3% to $172.6 million from $128.5 million reported for the prior year’s five-week period ended January 1, 2005. Comparable store sales for the Company-owned stores increased 16.4% for the five-week period ended December 31, 2005, compared to the same five-week period last year.
     For the forty-eight weeks ended December 31, 2005, total sales increased 31.5% to $1.313 billion from $999 million for the same period a year ago. Comparable store sales for the Company-owned stores increased 14.3% for the forty-eight week period compared to the same forty-eight week period last year.
     Scott A. Edmonds, President and CEO, commented, “We are pleased to report, particularly in an increasingly competitive marketplace, our 106th consecutive month of positive same store sales, as well as our 9th consecutive month of double digit positive same store sales. This includes a low double digit increase from the Chico’s brand and an increase in the high 40’s from the White House | Black Market brand. We are also quite pleased with the overall 34.3% increase in sales for the Company as a whole. As we previously indicated on our third quarter earnings call, we anticipate that our gross margins for the fourth quarter will likely be up to a half of a point below the gross margins experienced in last year’s fourth quarter. In addition, although we still expect to see some leverage in our selling, general and administrative expenses over last year’s fourth quarter, we now project this leverage to be somewhat less than we anticipated (primarily because of increased marketing expenses), with such leverage for the quarter being more in the range of 50 to 100 basis points. Though too early to assess with any certainty the impact that January’s performance will have on the quarter, we currently anticipate our earnings per share for the fourth quarter to show an increase of at least 30% over last year’s fourth quarter and to be in the range of $.24 to $.25 cents per share.”
     The Company is a specialty retailer of private label, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 763 women’s specialty stores, including stores in 47 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market and Soma by Chico’s names. The Company owns 499 Chico’s front-line stores, 31 Chico’s outlet stores, 196 White House | Black Market front-line stores, 8 White House | Black Market outlet stores and 15 Soma by Chico’s stores; franchisees own and operate 14 Chico’s stores.

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section